Exhibit 99.1
Protective Life Corporation
Post Office Box 2606
Birmingham, AL 35202
205-268-1000

FOR IMMEDIATE RELEASE

PROTECTIVE ANNOUNCES
SECOND QUARTER 2005 EARNINGS

BIRMINGHAM, Alabama (August 4, 2005) Protective Life Corporation (NYSE: PL) today reported results for the second quarter of 2005. Highlights include:

•
Operating income for the second quarter was a record $0.90 per diluted share, compared to $0.84 per share in the second quarter of 2004. Operating income differs from the GAAP measure, net income, in that it excludes realized investment gains (losses) and related amortization. The tables below reconcile operating income to net income for the Company and its business segments.

•
Net income for the second quarter was $0.68 per diluted share compared to $0.86 per share in the second quarter of 2004. Included in the quarter’s net income were net realized investment losses of $0.22 per share, compared to net realized investment gains of $0.02 per share one year ago. Included in net realized investment losses for the second quarter was a loss of $0.27 per share relating to mark-to-market adjustments under SFAS 133, primarily resulting from the impact of lower interest rates on futures contracts that economically hedge the Company’s mortgage loan commitments but that do not qualify for hedge accounting treatment under SFAS 133. The prior year’s quarter included a gain of $0.03 per share relating to mark-to-market adjustments under SFAS 133.

•
Life Insurance pretax operating income, which includes operating income from the Life Marketing and Acquisitions segments, was $59.8 million for the quarter. Second quarter 2004 Life Insurance pretax operating income was $67.1 million. Life Insurance sales were $69.7 million for the quarter, an increase of 10.7% over the prior year.

•
Pretax operating income in the Annuities segment was $8.1 million compared to $5.0 million in the second quarter of 2004. Annuity sales were $151.2 million for the quarter, compared to $171.6 million in the prior year’s quarter.

•	The Stable Value Products segment reported pretax operating income of $13.5 million for the quarter, compared to $13.9 million in the second quarter of 2004.

•	The Asset Protection segment reported pretax operating income of $6.3 million for the quarter, an increase of 43.9% over the prior year’s quarter.

•	Participating mortgage income was $6.7 million for the second quarter of 2005, compared to $8.5 million in the second quarter of 2004.

•
As of June 30, 2005, share-owners’ equity per share, excluding accumulated other comprehensive income, was $28.14 compared with $25.41 a year ago. Share-owners’ equity per share, including accumulated other comprehensive income, was $33.02 compared with $27.16 a year ago.

•	Operating income return on average equity for the twelve months ended June 30, 2005 was 13.2%.

•	Net income return on average equity for the twelve months ended June 30, 2005 was 12.4%.

•
At June 30, 2005, below investment grade securities were less than six percent of invested assets, and problem mortgage loans and foreclosed properties remained less than one percent of invested assets.

John D. Johns, Protective’s Chairman, President and Chief Executive Officer commented:

“We are pleased to report record operating income per share of $0.90 for the second quarter of 2005, an increase of 7.1% over the prior year. We experienced encouraging growth in life insurance sales as a result of strong universal life sales and improving sequential sales of term insurance at Protective Life and Empire General, offsetting a decline in term sales at West Coast Life. As a result of recent repricing actions at West Coast Life, we are seeing a significant improvement in term application counts and expect this to translate into stronger sales over the balance of the year. We continue to experience reasonable profitability in our Annuities segment notwithstanding the current challenging interest rate environment. The Stable Value segment achieved solid operating earnings for the quarter and account balances continue to grow due to the success of our registered note program. The underlying trends in our Asset Protection segment continue to be positive. Although our industry faces many challenges, including a low interest rate environment, strong competition, and higher prospective reserving requirements for universal life products with secondary guarantees, we believe the Company is well positioned to address these challenges. We remain positive in our outlook for the balance of the year.”

For information relating to non-GAAP measures (operating income, share-owners’ equity per share excluding other comprehensive income, operating return on average equity, and net income return on average equity) in this press release, please refer to the disclosure at the end of this press release. All per share results used throughout this press release are presented on a diluted basis.

SECOND QUARTER CONSOLIDATED RESULTS

($ in thousands; net of income tax)
	2Q2005	2Q2004

Operating income	$63,412	$60,053
Realized investment gains (losses) and
related amortization, net of certain
derivative gains (losses)	(15,381)	1,242
Net Income	$48,031	$61,295

($ per share; net of income tax)
	2Q2005	2Q2004

Operating income	$0.90	$0.84
Realized investment gains (losses) and
related amortization
Investments	0.05	(0.01)
Derivatives	(0.27)	0.03
Net Income	$0.68	$0.86

BUSINESS SEGMENT OPERATING INCOME (LOSS) BEFORE INCOME TAX

The table below sets forth business segment operating income (loss) before income tax for the periods shown:

OPERATING INCOME (LOSS) BEFORE INCOME TAX
($ in thousands)

	2Q2005	2Q2004

LIFE MARKETING	$38,332	$43,597
ACQUISITIONS	21,473	23,461
ANNUITIES	8,145	4,975
STABLE VALUE PRODUCTS	13,484	13,926
ASSET PROTECTION	6,292	4,371
CORPORATE AND OTHER	9,380	3,128
	$97,106	$93,458

In the Life Marketing, Acquisitions, and Asset Protection segments, pretax operating income equals segment income before income tax for all periods. In the Annuities, Stable Value Products, and Corporate and Other segments, operating income excludes realized investment gains (losses) and related amortization as set forth in the table below.

($ in thousands)	2Q2005	2Q2004

Operating income before
income tax	$97,106	$93,458
Realized investment gains (losses)
Stable Value Contracts	2,085	2,022
Annuities	1,474	290
Corporate and Other	(22,983)	5,505
Less: settlements on certain interest
rate swaps
Corporate and Other	2,960	5,354
Related amortization of deferred policy
acquisition costs
Annuities	(1,280)	(551)
Income before income tax	$73,442	$95,370

Income before income tax (which, unlike operating income before income tax, does not exclude realized gains (losses) net of the related amortization of deferred policy acquisition costs (“DAC”) and participating income from real estate ventures) for the Annuities segment was $8.3 million for the quarter and $4.7 million in the prior year’s quarter. Income before income tax for the Stable Value segment was $15.6 million for the second quarter of 2005 compared to $15.9 million for the second quarter of 2004. Income before income tax for the Corporate and Other segment was a loss of $16.6 million for the second quarter of 2005 and income of $3.3 million for the second quarter of 2004.

The sales statistics given in this press release are used by the Company to measure the relative progress of its marketing efforts. These statistics were derived from the Company’s various sales tracking and administrative systems and were not derived from the Company’s financial reporting systems or financial statements. These statistics attempt to measure only one of many factors that may affect future business segment profitability, and therefore are not intended to be predictive of future profitability.

SALES

The table below sets forth business segment sales for the periods shown:

($ in millions)
	2Q2005	2Q2004

LIFE MARKETING	$69.7	$62.9
ANNUITIES	151.2	171.6
STABLE VALUE PRODUCTS	451.8	108.2
ASSET PROTECTION	127.4	122.8

BUSINESS SEGMENT HIGHLIGHTS

LIFE MARKETING: Pretax operating income for the Life Marketing segment was $38.3 million in the quarter compared to $43.6 million in the second quarter of 2004. The second quarter of 2004 included a one-time, non-recurring positive adjustment to deferred policy acquisition costs (“DAC”) of approximately $4.4 million. The current quarter included $2.3 million of unfavorable unlocking of DAC related to universal life products. The current quarter also included positive mortality of approximately $3.7 million compared to approximately $0.3 million in the prior year’s quarter, and negative impacts in the current quarter from the implementation of SOP 03-1 and other miscellaneous items of approximately $2.0 million.

Life insurance sales increased to $69.7 million for the quarter, compared to $62.9 million in the second quarter of 2004. Universal life sales were $42.8 million in the second quarter compared to $20.7 million in the prior year. Term insurance sales were $26.9 million as compared to $42.2 million in the prior year’s quarter.

ACQUISITIONS: The Acquisitions segment had pretax operating income of $21.5 million for the second quarter of 2005, as compared to $23.5 million in the second quarter of 2004. The decrease is primarily attributable to lower investment income. The current quarter included positive mortality of approximately $1.2 million compared to approximately $1.6 million in the prior year’s quarter.

ANNUITIES: Pretax operating income in the Annuities segment increased to $8.1 million in the second quarter of 2005, compared to $5.0 million in the second quarter of 2004. The current quarter included $5.0 million of positive DAC unlocking related to the fixed annuity portfolio. The current quarter included negative mortality of approximately $1.4 million.

Total annuity sales were $151.2 million in the second quarter of 2005 compared to $171.6 million in the prior year. Variable annuity sales increased 42.7% to $90.3 million in the second quarter of 2005. Fixed annuity sales were $60.9 million in the second quarter of 2005 compared to $108.3 million in the prior year. Annuity account balances were $5.7 billion as of June 30, 2005.

STABLE VALUE PRODUCTS:  Pretax operating income in the Stable Value Products segment was $13.5 million in the quarter as compared to $13.9 million in the second quarter of 2004. Spreads narrowed to 95 basis points in the second quarter of 2005 from 113 basis points in the second quarter of 2004. The decrease in spreads is primarily attributable to higher interest expense. Stable Value account balances ended the quarter at $5.8 billion. Average account balances increased by $746.9 million compared to the same period in the prior year.

ASSET PROTECTION: The Asset Protection segment had pretax operating income of $6.3 million for the second quarter of 2005 compared to $4.4 million in the second quarter of 2004. The improvement over the prior year’s quarter is primarily attributable to lower loss ratios in the core service contract and dealer credit insurance lines and higher volume in the marine service contract line.

CORPORATE & OTHER: This segment consists primarily of net investment income on unallocated capital, interest expense on all debt, various other items not associated with the other segments and ancillary run-off lines of business. The segment reported pretax operating income of $9.4 million for the second quarter compared to $3.1 million in the second quarter of 2004. The prior year’s quarter included $4.5 million of reserve strengthening related to run-off lines formerly in the Asset Protection segment. The increase is primarily attributable to the increase in investment income on unallocated capital partially offset by higher interest expense. Total participating mortgage income was $6.7 million in the quarter compared to $8.5 million in the prior year’s quarter. Investment income on unallocated capital increased $3.2 million over the prior year’s quarter.

REALIZED INVESTMENT GAINS (LOSSES): Included in net realized investment gains (losses) for the second quarter was a loss of $0.27 per share relating to mark-to-market adjustments under SFAS 133, primarily resulting from the impact of lower interest rates on futures contracts that economically hedge the Company’s mortgage loan commitments but that do not qualify for hedge accounting treatment under SFAS 133. As a result of the increase in interest rates since the end of the second quarter, the impact of the mark-to-market adjustment on the futures contracts hedging the mortgage loan commitments has been subsequently reduced by approximately 50%. In addition, the Company believes that economic benefits substantially offsetting such adjustments should be realized over time by virtue of the ultimate economic value of the loans in question.

CONFERENCE CALL

There will be a conference call for management to discuss the quarterly results with analysts and professional investors on Friday, August 5, 2005 at 9:00 a.m. Eastern. Analysts and professional investors may access this call by calling 1-800-862-9098 (international callers 1-785-424-1051 and giving the conference ID: Protective. A recording of the call will be available from 12:00 p.m. Eastern August 5 until midnight August 12. The recording may be accessed by calling 1-888-566-0856 (international callers 1-402-220-0446).

The public may listen to a simultaneous webcast of the call on the homepage of the Company's web site at www.protective.com. A recording of the webcast will also be available from 12:00 p.m. Eastern August 5 until midnight August 12.

Supplemental financial information is available on the Company’s web site at www.protective.com in the Analyst/Investor section under the financial report library titled Supplemental Financial Information.

INFORMATION RELATING TO NON-GAAP MEASURES

Throughout this press release, GAAP refers to accounting principles generally accepted in the United States of America. Consolidated and segment operating income are defined as income before income tax excluding net realized investment gains (losses) net of the related amortization of deferred policy acquisition costs (“DAC”) and participating income from real estate ventures, and the cumulative effect of change in accounting principle. Periodic settlements of interest rate swaps associated with corporate debt and certain investments are included in realized gains (losses) but are considered part of consolidated and segment operating income because the swaps are used to mitigate risk in items affecting consolidated and segment operating income. Management believes that consolidated and segment operating income provides relevant and useful information to investors, as it represents the basis on which the performance of the Company’s business is internally assessed. Although the items excluded from consolidated and segment operating income may be significant components in understanding and assessing the Company’s overall financial performance, management believes that consolidated and segment operating income enhances an investor’s understanding of the Company’s results of operations by highlighting the income (loss) attributable to the normal, recurring operations of the Company’s business.

As prescribed by GAAP, certain investments are recorded at their market values with the resulting unrealized gains (losses) affected by a related adjustment to DAC, net of income tax, reported as a component of share-owners’ equity. The market values of fixed maturities increase or decrease as interest rates change. The Company believes that an insurance company’s share-owners’ equity per share may be difficult to analyze without disclosing the effects of recording accumulated other comprehensive income, including unrealized gains (losses) on investments.

RECONCILIATION OF SHARE-OWNERS’ EQUITY PER SHARE EXCLUDING ACCUMULATED OTHER COMPREHENSIVE INCOME PER SHARE

($ per share on a diluted basis as of June 30, 2005)

Total share-owners’ equity per share	$33.02
Less: Accumulated other comprehensive income per share	4.88

Total share-owners’ equity per share
excluding accumulated other comprehensive income	$28.14

Operating income return on average equity and net income return on average equity are measures used by management to evaluate the Company’s performance. Operating income return on average equity for the twelve months ended June 30, 2005 is calculated by dividing operating income for this period by the average ending balance of share-owners’ equity (excluding accumulated other comprehensive income) for the five most recent quarters. Net income return on average equity for the twelve months ended June 30, 2005, is calculated by dividing net income for this period by the average ending balance of share-owners’ equity (excluding accumulated other comprehensive income) for the five most recent quarters.

CALCULATION OF OPERATING INCOME RETURN ON AVERAGE EQUITY
ROLLING TWELVE MONTHS ENDED JUNE 30, 2005

($ in thousands)

Numerator:

	Three Months Ended
	Sept. 30, 2004	Dec. 31, 2004	March 31, 2005	June 30 2005	Rolling Twelve Months Ended June 30, 2005

Net income	$66,473	$57,308	$60,083	$48,031	$231,895
Net of:
Realized investment gains
(losses), net of income tax
Investments	5,318	2,873	18,121	4,288	30,600
Derivatives	4,086	(337)	(4,139)	(16,913)	(17,303)
Related amortization of deferred policy
acquisition costs, net of income tax benefit	(1,735)	(35)	(14,568)	(832)	(17,170)
Add back:
Derivative gains related
to Corp. debt and investments
net of income tax	3,044	2,801	2,395	1,924	10,164
Operating Income	$61,848	$57,608	$63,064	$63,412	$245,932

Denominator:
	Share-Owners’ Equity	Accumulated Other Comprehensive Income	Share-Owners’ Equity Excluding Accumulated Other Comprehensive Income

June 30, 2004	$1,884,869	$121,006	$1,763,863
September 30, 2004	2,117,109	294,045	1,823,064
December 31, 2004	2,166,327	296,311	1,870,016
March 31, 2005	2,124,402	198,974	1,925,428
June 30, 2005	2,299,265	339,778	1,959,487
Total			$9,341,858
Average			$1,868,372
Operating Income Return on Average Equity			13.2%

CALCULATION OF NET INCOME RETURN ON AVERAGE EQUITY
ROLLING TWELVE MONTHS ENDED JUNE 30, 2005

($ in thousands)

Numerator:

Net income - three months ended September 30, 2004	$66,473
Net income - three months ended December 31, 2004	57,308
Net income - three months ended March 31, 2005	60,083
Net income - three months ended June 30, 2005	48,031
Net income - rolling twelve months ended June 30, 2005	$231,895

Denominator:	Share-Owners’ Equity	Accumulated Other Comprehensive Income	Share-Owners’ Equity Excluding Accumulated Other Comprehensive Income

June 30, 2004	1,884,869	121,006	1,763,863
September 30, 2004	2,117,109	294,045	1,823,064
December 31, 2004	2,166,327	296,311	1,870,016
March 31, 2005	2,124,402	198,974	1,925,428
June 30, 2005	2,299,265	339,778	1,959,487
Total			$9,341,858
Average			$1,868,372
Net Income Return on Average Equity			12.4%

FORWARD-LOOKING STATEMENTS

This release and the supplemental financial information provided includes “forward-looking statements” which express expectations of future events and/or results. All statements based on future expectations rather than on historical facts are forward-looking statements that involve a number of risks and uncertainties, and the Company cannot give assurance that such statements will prove to be correct. The factors which could affect the Company’s future results include, but are not limited to, general economic conditions and the following known trends and uncertainties: the Company is exposed to the risks of natural disasters, malicious and terrorist acts that could adversely affect the Company’s operations; the Company operates in a mature, highly competitive industry, which could limit its ability to gain or maintain its position in the industry; a ratings downgrade could adversely affect the Company’s ability to compete; the Company’s policy claims fluctuate from period to period, and actual results could differ from its expectations; the Company’s results may be negatively affected should actual experience differ from management’s assumptions and estimates; the use of reinsurance introduces variability in the Compay’s statements of income; the Company could be forced to sell investments at a loss to cover policyholder withdrawals; interest rate fluctuations could negatively affect the Company’s spread income or otherwise impact its business; equity market volatility could negatively impact the Company’s business; a deficiency in the Company’s systems could result in over or underpayments of amounts owed to or by the Company and/or errors in the Company’s critical assumptions or reported financial results; insurance companies are highly regulated and subject to numerous legal restrictions and regulations; the Company is exposed to potential risks from recent legislation requiring companies to evaluate their internal controls over financial reporting; changes to tax law or interpretations of existing tax law could adversely affect the Company and its ability to compete with non-insurance products or reduce the demand for certain insurance products; financial services companies are frequently the targets of litigation, including class action litigation, which could result in substantial judgments; the financial services and insurance industry is sometimes the target of law enforcement investigations and the focus of increased regulatory scrutiny; the Company’s ability to maintain low unit costs is dependent upon the level of new sales and persistency of existing business; the Company’s investments are subject to market and credit risks; the Company may not realize its anticipated financial results from its acquisitions strategy; the Company is dependent on the performance of others; the Company’s reinsurers could fail to meet assumed obligations, increase rates, or be subject to adverse developments that could affect the Company; computer viruses could affect the data processing systems of the Company or its business partners; the Company’s ability to grow depends in large part upon the continued availability of capital; and new accounting rules or changes to existing accounting rules could negatively impact the Company. Please refer to Exhibit 99 of the Company’s most recent Form 10-K/10-Q for more information about these factors which could affect future results.

CONTACTS:

Allen Ritchie
Executive Vice President and Chief Financial Officer
(205) 268-3500

Chip Wann
Vice President, Corporate Finance/Investor Relations
(205) 268-6461